Exhibit 99.1

SOHU.COM REPORTS THIRD QUARTER 2010 UNAUDITED FINANCIAL RESULTS

Record Total Revenues of US$164.1 Million, Up 20% Year-over-Year, Exceeding High End of Group

Guidance by US$6.1 Million;

GAAP Net Income before Non-Controlling Interest Up 15% Year-over-Year to US$54.0 Million,

Non-GAAP Net Income before Non-Controlling Interest Up 19% Year-over-Year to US$61.3 Million,

Exceeding High End of Group Guidance by US$4.8 Million;

GAAP Fully Diluted EPS of US$1.01, Non-GAAP Fully Diluted EPS of US$1.16, Exceeding High

End of Group Guidance by 11US cents

BEIJING, CHINA, October 25, 2010 – Sohu.com Inc. (NASDAQ: SOHU), China’s leading online media, communications, search, online games and wireless value-added services group, today reported unaudited financial results for the third quarter ended September 30, 2010.

Third Quarter 2010 Highlights 1

•	Record high total revenues and record high revenues for brand advertising, search and online games. All such operating parameters exceeded high end of Group guidance.

•	Total revenues were US$164.1 million, up 20% year-on-year, and 12% quarter-over-quarter.

•	Brand advertising revenues were US$59.1 million, up 22% year-over-year and 11% quarter-over-quarter.

•	Search revenues reached US$5.4 million, up 134% year-over-year and 38% quarter-over-quarter.

•	Online game revenues reached US$85.6 million, up 25% year-over-year and 10% quarter-over-quarter.

•

Before deducting the share of net income pertaining to the Non-Controlling Interest, GAAP net income for the third quarter of 2010 was US$54.0 million, up 15% year-over-year and 19% quarter-over-quarter. Non-GAAP net income was US$61.3 million, up 19 % year-over-year and up 17% quarter-over-quarter, exceeding high end of Group guidance.

•

After deducting the share of net income pertaining to the Non-Controlling Interest, GAAP net income was US$38.7 million, up 12% year-over-year and 24% quarter-over-quarter, or US$1.01 per fully diluted share, and non-GAAP net income was US$45.2 million, up 21% year-over-year and quarter-over-quarter, or US$ 1.16 per fully diluted share, exceeding high end of Group guidance.

[1]

Explanation of the Group’s non-GAAP financial measures and related reconciliations to GAAP financial measures are included in the accompanying “Non-GAAP Disclosure” and the “Reconciliation to Unaudited Condensed Consolidated Statements of Operations.”

Dr. Charles Zhang, Chairman and CEO of Sohu.com, commented, “I’m pleased to report that we had a record quarter, with strong growth in each of our major business segments. Online video, our potential future revenue driver, is gaining significant traction as we add high-definition content and leverage the synergies of the Sohu platform to make our video products even more attractive to both users and advertisers. Also we believed that the introduction of strategic investors to our Sogou search business leaves our search business in a more competitive position and offers great promise for future collaboration and services with China’s largest e-commerce website.”

“Our largest business segment, online games, powered by the successful release of new expansion packs for our proprietary flagship product and the launch of new licensed games, once again achieved solid results. The results also demonstrated the merits of using feedback to direct research and development efforts in our games. We continue to invest in employee recruitment and training. We are positive on the outlook of the industry and look to bring more proprietary games to market with an expanded team of talented engineers.”

Commenting on Sohu’s brand advertising business, Ms. Belinda Wang, Co-President and COO, said, “Our brand advertising business also set new records in the third quarter. Our expanding group of advertising partners is taking advantage of strong economic conditions in China along with particular strength in each of their end markets. More specifically, they are looking to us to help maximize their advertising spending based on our significant investments in our online platform and other value-added solutions.

Third Quarter Financial Results

Revenues

Total revenues for the third quarter ended September 30, 2010 were US$164.1 million, up 20% year-over-year and 12% quarter-over-quarter.

Brand advertising revenues for the third quarter of 2010 totaled a record high of US$59.1 million, up 22% year-over-year and 11% quarter-over-quarter.

Search revenues for the third quarter of 2010 were US$5.4 million, up 134% year-over-year and 38% quarter-over-quarter.

Online game revenues for the third quarter of 2010 were US$85.6 million, up 25% year-over-year and 10% quarter-over-quarter.

Wireless revenues for the third quarter of 2010 were US$13.6 million, down 19% year-over-year and up 23% quarter-over-quarter.

Gross Margin

Gross margin was 74% for the third quarter of 2010, compared with 73% in the second quarter of 2010 and 76% in the third quarter of 2009. Non-GAAP gross margin for the third quarter of 2010 was 74%, compared with74% in the second quarter of 2010 and 76% in the third quarter of 2009.

Brand advertising gross margin for the third quarter of 2010 was 61%, compared with 58% in the second quarter of 2010 and 68% in the third quarter of 2009. Non-GAAP brand advertising gross margin for the third quarter of 2010 was 62%, compared with 60% in the second quarter of 2010 and 69% in the third quarter of 2009.

Online game gross margin for the third quarter of 2010 was 90%, compared with 91% in the second quarter of 2010 and 93% in the third quarter of 2009. Non-GAAP online game gross margin for the third quarter of 2010 was 90%, compared with 91% in the second quarter of 2010 and 93% in the third quarter of 2009.

Wireless gross margin for the third quarter of 2010 was 46%, compared with 48% in the second quarter of 2010 and 43% in the third quarter of 2009. Non-GAAP wireless gross margin for the third quarter of 2010 was 46%, compared with 48% in the second quarter of 2010 and 43% in the third quarter of 2009.

Operating Expenses

For the third quarter of 2010, Sohu’s operating expenses totaled US$55.6 million. Non-GAAP operating expenses totaled US$50.1 million, down 1% sequentially from US$50.8 million and up 7% year-over-year.

Operating Margin

Operating margin was 40% for the third quarter of 2010, compared with 35% in the second quarter of 2010 and 39% in the third quarter of 2009. Non-GAAP operating margin was 44% for the third quarter of 2010, compared with 39% in the previous quarter and 42% in the third quarter of 2009.

Income Tax Expense

For the third quarter of 2010, excluding non-cash income tax expense of US$0.7 million recorded for tax benefits from share-based awards, non-GAAP income tax expense was US$10.6 million, compared with US$5.7 million in the previous quarter.

Net Income

Before deducting the share of net income pertaining to the Non-Controlling Interest, GAAP net income for the third quarter of 2010 was US$54.0 million, up 15% year-over-year and 19% quarter-over-quarter. Non-GAAP net income for the third quarter of 2010 was US$61.3 million, up 19% year-over-year and 17% quarter-over-quarter, exceeding Group guidance by US$4.8 million.

After deducting the share of net income pertaining to the Non-Controlling Interest, GAAP net income for the third quarter of 2010 was US$38.7 million, or US$1.01 per fully diluted share. Non-GAAP net income for the third quarter of 2010 was US$45.2 million, or US$1.16 per fully diluted share, an increase of 21% quarter-over-quarter, exceeding Group guidance.

Cash Balance

Sohu group continued to maintain a debt-free balance sheet and a strong cash position of US$534.7 million as of September 30, 2010.

Ms. Carol Yu, Co-President and CFO of Sohu, commented, “We achieved a strong third quarter with record revenues in each of our major business categories, and strong growth in our operations. The strategic investment from Alibaba gives our search business a great opportunity to compete and capture market share. The financing proceeds would fund the future development of Sogou business. And Sohu Group’s healthy operating cash flows, strong balance sheet, and growing platform point the way for us to further expand and deliver long-term value to our shareholders.”

Supplementary Information for Online Game Business

Operational Results

Aggregate registered accounts for Changyou’s games2 as of September 30, 2010 increased 7% quarter-over-quarter and 40% year-over-year to 105.2 million.

[2]	Comprises the following games operated in China: Tian Long Ba Bu (“TLBB”), Blade Online, Blade Hero 2, Da Hua Shui Hu, Zhong Hua Ying Xiong and Immortal Faith.

Aggregate peak concurrent users (“PCU”) for Changyou’s games was approximately 980,000, a decrease of 14% quarter-over-quarter and an increase of 14% year-over-year.

Aggregate active paying accounts (“APA”) for Changyou’s games was approximately 2.61 million, a decrease of 6% quarter-over-quarter and an increase of 9% year-over-year.

ARPU for Changyou’s games increased 16% quarter-over-quarter and 13% year-over-year to RMB214, which is consistent with Changyou’s intention to have ARPU within a range that keeps Changyou’s games affordable for the majority of game players in China.

Revenues

Total revenues for the third quarter of 2010 increased 10% quarter-over-quarter and 25% year-over-year to US$85.6 million.

Revenues from game operations for the third quarter of 2010 increased 11% quarter-over-quarter and 25% year-over-year to US$83.6 million. The increases were mainly due to the continued popularity of TLBB, in China and higher spending from game players.

Overseas licensing revenues for the third quarter of 2010 decreased 7% quarter-over-quarter and increased 11% year-over-year to US$2.0 million. The sequential decrease was mainly the result of greater competition in mature online game markets abroad. The year-over-year increase was largely due to increased momentum of TLBB in Vietnam and Malaysia.

Recent Business Developments

Closing of Minority Strategic Investment in Sogou

On October 22, 2010, Sohu’s online search subsidiary Sogou Inc. completed the sale of newly-issued Series A Preferred Shares to Alibaba Investment Limited, a private investment subsidiary of Alibaba Group Holding Limited, China Web Search (HK) Limited, an investment vehicle of Yunfeng Fund, LP, and Photon Group Limited, the investment fund of Sohu’s Chairman and Chief Executive Officer Dr. Charles Zhang, for $15 million, $9 million, and $24 million, respectively, that represent approximately 10%, 6% and 16%, respectively, of the outstanding share capital of Sogou on a fully-diluted basis. Sohu and Sogou have established a share incentive program for Sogou management and key employees as well as certain members of Sohu’s executive management. Sohu will retain approximately 53% of Sogou on a fully-diluted basis, and intends in any event to retain a majority of the outstanding share capital of Sogou on a fully-diluted basis.

Open Beta Testing of Immortal Faith

On September 9, 2010, Changyou began open beta testing of Immortal Faith, Changyou’s first 2D mythical massively multi-player online role-playing game (“MMORPG”). Set against a backdrop of a number of ancient Chinese myths and folk tales, the game allows players to battle demons and assist deities in the conquest of various fairy kingdoms found in Chinese mythology. The game allows users to experience the life journey of becoming immortal by participating in the specially designed fighting modes and utilizing the game’s featured dynamic fighting moves.

Business Outlook

For the fourth quarter of 2010, Sohu estimates:

•	Total revenues to be between US$163 million and US$168 million, with advertising revenues of US$64 million to US$66 million.

•	Brand advertising revenues to be between US$58 million and US$60 million.

•	Online game revenues to be between US$86 million and US$89 million.

•	Non-GAAP net income before deducting the share of non-GAAP net income pertaining to the Non-Controlling Interest to be between US$59 million and US$61.5 million.

•	Non-GAAP net income after deducting the share of non-GAAP net income pertaining to the Non-Controlling Interest to be between US$43 million and US$45 million

•	Non-GAAP fully diluted earnings per share to be between US$1.10 and US$1.15.

•

Compensation expense and income tax expense related to share-based awards, assuming no new grants of share-based awards, to be between US$7.5 million and US$8.5 million, which includes Changyou’s share-based compensation expense for the fourth quarter of 2010, which is expected to be between US$1.5 million and US$2.0 million. Considering Sohu’s share in Changyou, the estimated impact of this expense under US GAAP is expected to reduce Sohu’s fully diluted earnings per share for the fourth quarter of 2010 by 19 US cents to 22 US cents.

Non-GAAP Disclosure

To supplement the unaudited consolidated financial statements presented in accordance with United States Generally Accepted Accounting Principles (“GAAP”), Sohu’s management uses non-GAAP measures of cost of revenues, operating expenses, income tax expense, net income and net income per share, which are adjusted from results based on GAAP to exclude the impact of share-based awards granted to employees in the consolidated statements of operations, which consists mainly of share-based compensation expense and non-cash tax benefits from excess tax deductions related to share-based awards. These measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results.

Sohu’s management believes excluding the impact of share-based awards from its non-GAAP financial measure is useful for itself and investors. Further, the impact of share-based awards cannot be anticipated by management and business line leaders and these expenses were not built into the annual budgets and quarterly forecasts, which have been the basis for information Sohu provides to analysts and investors as guidance for future operating performance. As the impact of share-based awards does not involve any upfront or subsequent cash outflow, Sohu does not factor this in when evaluating and approving expenditures or when determining the allocation of its resources to its business segments. As a result, in general, the monthly financial results for internal reporting and any performance measure for commissions and bonuses are based on non-GAAP financial measures that exclude the impact of share-based awards.

The non-GAAP financial measures are provided to enhance investors’ overall understanding of Sohu’s current financial performance and prospects for the future. A limitation of using non-GAAP cost of revenues, operating expenses, net income and net income per share, excluding the impact of share-based awards, is that the impact of share-based awards has been and will continue to be a significant recurring expense in Sohu’s business for the foreseeable future. In order to mitigate these limitations Sohu has provided specific information regarding the GAAP amounts excluded from each non-GAAP measure. The accompanying tables include details on the reconciliation between the GAAP financial measures that are most directly comparable to the non-GAAP financial measures that have been presented.

Notes to Financial Information

Financial information in this press release other than the information indicated as being non-GAAP is derived from Sohu’s unaudited interim financial statements prepared in accordance with GAAP.

Safe Harbor Statement

This announcement contains forward-looking statements. It is currently expected that the Business Outlook will not be updated until release of Sohu’s next quarterly earnings announcement; however, Sohu reserves right to update its Business Outlook at any time for any reason. Statements that are not historical facts, including statements about Sohu’s beliefs and expectations, are forward-looking statements. These statements are based on current plans, estimates and projections, and therefore you should not place undue reliance on them. Forward-looking statements involve inherent risks and uncertainties. We caution you that a number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Potential risks and uncertainties include, but are not limited to, the current global financial and credit markets crisis and its potential impact on the Chinese economy, the slower growth the Chinese economy experienced during the latter half of 2008 and in 2009, which could recur in the future, the uncertain regulatory landscape in the People’s Republic of China, fluctuations in Sohu’s quarterly operating results, and Sohu’s reliance on online advertising sales, online games and wireless services (most wireless revenues are collected from a few mobile network operators) for its revenues. Further information regarding these and other risks is included in Sohu’s annual report on Form 10-K for the year ended December 31, 2009, and other filings with the Securities and Exchange Commission.

Conference Call and Webcast

Sohu’s management team will host a conference call on October 25, 2010 (8:30 p.m. Beijing/Hong Kong time, October 25, 2010) at 8:30 a.m. U.S. Eastern Time.

The dial-in details for the live conference call are:

US Toll-Free:	+1-877-941-2927
International:	+1-480-629-9722
Hong Kong:	+852-3009-5027
Passcode:	SOHU

Please dial in 10 minutes before the call is scheduled to begin and provide the pass code to join the call.

A telephone replay of the call will be available after the conclusion of the conference call at 11:00 a.m. Eastern Time on October 25 through November 8, 2010. The dial-in details for the telephone replay are:

International:	+852-3056-2777
Passcode:	4374336

The live webcast and archive of the conference call will be available on the Investor Relations section of Sohu’s website at http://corp.sohu.com/.

About Sohu.com

Sohu.com Inc. (NASDAQ: SOHU) is China’s premier online brand and indispensable to the daily life of millions of Chinese, providing a network of web properties and community based/web 2.0 products which offer the vast Sohu user community a broad array of choices regarding information, entertainment and communication. Sohu has built one of the most comprehensive matrices of Chinese language web properties and proprietary search engines, consisting of the mass portal and leading online media destination www.sohu.com; interactive search engine www.sogou.com; #1 games information portal www.17173.com; the top real estate website www.focus.cn; #1 online alumni club www.chinaren.com; wireless value-added services provider www.goodfeel.com.cn; leading online mapping service provider www.go2map.com; and developer and operator of online games www.changyou.com.

Sohu corporate services consist of brand advertising on its matrix of websites as well as paid listing and bid listing on its in-house developed search directory and engine. Sohu also offers wireless value-added services such as news, information, music, ringtone and picture content sent over mobile phones. The Company’s massively multiplayer online role-playing game (MMORPG) subsidiary, Changyou.com (NASDAQ: CYOU), currently operates six online games, including Tian Long Ba Bu, one of the most popular online games in China, and the licensed Blade Online, Blade Hero 2, Da Hua Shui Hu, Zhong Hua Ying Xiong and Immortal Faith. Sohu.com, established by Dr. Charles Zhang, one of China’s internet pioneers, is in its fourteenth year of operation.

For investor and media inquiries, please contact:

In China:

Ms. Li Mei

Sohu.com Inc.

Tel: +86 (10) 6272-6596

E-mail: ir@contact.sohu.com

Mr. Chen Yuan Yuan

Christensen

Tel: +86 (10) 5971-2001

E-mail: ychen@ChristensenIR.com

In the United States:

Mr. Jeff Bloker

Christensen

Tel: +1 (480) 614-3003

E-mail: jbloker@ChristensenIR.com

SOHU.COM INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED, IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

	Three Months Ended			Nine Months Ended
	Sep. 30, 2010	Jun. 30, 2010	Sep. 30, 2009	Sep. 30, 2010	Sep. 30, 2009
Revenues:
Advertising
Brand advertising	$59,083	$53,162	$48,502	$151,757	$131,197
Sponsored search	5,367	3,891	2,292	12,092	5,623

Subtotal of advertising revenues	64,450	57,053	50,794	163,849	136,820

Online games	85,623	77,721	68,684	235,416	196,887
Wireless and others	13,991	11,323	17,107	40,350	45,701

Total revenues	164,064	146,097	136,585	439,615	379,408

Cost of revenues:
Advertising
Brand advertising (includes share-based compensation expense of $1,022, $1,204, $149, $3,193 and $646, respectively)	23,256	22,256	15,418	62,795	43,213
Sponsored search (includes share-based compensation expense of $1, $1, $19, $3 and $25, respectively)	3,803	3,507	2,728	10,223	7,291

Subtotal of cost of advertising revenues	27,059	25,763	18,146	73,018	50,504

Online games (includes share-based compensation expense of $40, $43, $169, $150 and $267, respectively)	8,537	7,008	4,713	20,929	12,086
Wireless and others (includes share-based compensation expense of $0, $0, $11, $0 and $12, respectively)	7,580	6,150	10,331	20,976	26,972

Total cost of revenues	43,176	38,921	33,190	114,923	89,562

Gross profit	120,888	107,176	103,395	324,692	289,846

Operating expenses:
Product development (includes share-based compensation expense of $2,238, $2,218, $2,204, $6,901 and $6,777, respectively)	19,454	16,881	14,531	51,853	42,482
Sales and marketing (includes share-based compensation expense of $1,271, $1,176, $152, $3,402 and $651, respectively)	25,410	29,606	25,457	78,025	68,093
General and administrative (includes share-based compensation expense of $1,989, $1,811, $1,780, $5,893 and $5,007, respectively)	10,619	9,384	10,721	29,886	27,823
Amortization of intangible assets	163	139	93	410	295

Total operating expenses	55,646	56,010	50,802	160,174	138,693

Operating profit	65,242	51,166	52,593	164,518	151,153

Other (expense) / income	(939)	(330)	40	(1,294)	103
Interest income and exchange difference	1,050	958	1,469	3,207	3,865

Income before income tax expense	65,353	51,794	54,102	166,431	155,121

Income tax expense	11,340	6,329	7,022	25,632	21,577

Income from continuing operations	54,013	45,465	47,080	140,799	133,544

Gain from discontinued e-commerce operations	—	—	—	—	446

Net income	54,013	45,465	47,080	140,799	133,990

Less: Net income attributable to the noncontrolling interest	13,004	12,012	9,726	36,146	18,506

Net income attributable to Sohu.com Inc.	41,009	33,453	37,354	104,653	115,484

Basic net income per share attributable to Sohu.com Inc.	$1.08	$0.88	$0.97	$2.77	$3.02

Shares used in computing basic net income per share attributable to Sohu.com Inc.	37,896	37,822	38,410	37,832	38,286

Diluted net income per share attributable to Sohu.com Inc.	$1.01	$0.82	$0.88	$2.55	$2.82

Shares used in computing diluted net income per share attributable to Sohu.com Inc.	38,377	38,289	39,082	38,370	38,985

SOHU.COM INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED, IN THOUSANDS)

	As of Sep. 30, 2010	As of Dec. 31, 2009
ASSETS
Current assets:
Cash and cash equivalents	$534,662	$563,782
Investment in debt securities	74,615	—
Accounts receivable, net	70,102	46,610
Prepaid and other current assets	19,866	10,781

Total current assets	699,245	621,173

Fixed assets, net	119,207	115,088
Goodwill	67,736	55,555
Intangible assets, net	13,478	7,933
Restricted cash	—	—
Prepaid non-current assets	138,992	26,207
Other assets, net	7,963	2,317

Total assets	$1,046,621	$828,273

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$7,475	$4,602
Accrued liabilities to suppliers and agents	57,907	41,103
Receipts in advance and deferred revenue	49,555	36,944
Accrued salary and benefits	31,258	28,860
Tax payables	24,044	21,953
Other accrued liabilities	22,986	17,035

Total current liabilities	$193,225	$150,497

Contingent consideration	1,343	—

Total liabilities	$194,568	$150,497

Commitments and contingencies	—	—

Shareholders’ equity:
Sohu.com Inc. shareholders’ equity	738,236	609,781
Noncontrolling interest	113,817	67,995

Total shareholders’ equity	$852,053	$677,776

Total liabilities and shareholders’ equity	$1,046,621	$828,273

SOHU.COM INC.

RECONCILIATIONS TO UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED, IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

NON-GAAP NET INCOME EXCLUDING IMPACT OF SHARE-BASED AWARDS

	Three Months Ended Sep. 30, 2010			Three Months Ended Jun. 30, 2010			Three Months Ended Sep. 30, 2009
	GAAP	Non-GAAP Adjustments (a)	Non-GAAP	GAAP	Non-GAAP Adjustments (a)	Non-GAAP	GAAP	Non-GAAP Adjustments (a)	Non-GAAP
Advertising revenues	$64,450	—	64,450	$57,053	$—	$57,053	$50,794	$—	$50,794
Less: Cost of advertising revenues	27,059	(1,023)	26,036	25,763	(1,205)	24,558	18,146	(168)	17,978

Advertising gross profit	$37,391	1,023	38,414	$31,290	$1,205	$32,495	$32,648	$168	$32,816

Advertising gross margin	58%		60%	55%		57%	64%		65%

Online games revenues	$85,623	—	85,623	$77,721	$—	$77,721	$68,684	$—	$68,684
Less: Cost of online games revenues	8,537	(40)	8,497	7,008	(43)	6,965	4,713	(169)	4,544

Online games gross profit	$77,086	40	77,126	$70,713	$43	$70,756	$63,971	$169	$64,140

Online games gross margin	90%		90%	91%		91%	93%		93%

Wireless and others revenues	$13,991		13,991	$11,323	$—	$11,323	$17,107	$—	$17,107
Less: Cost of wireless and others revenues	7,580	—	7,580	6,150	—	6,150	10,331	(11)	10,320

Wireless and others gross profit	$6,411	—	6,411	$5,173	$—	$5,173	$6,776	$11	$6,787

Wireless and others gross margin	46%		46%	46%		46%	40%		40%

Total revenues	$164,064		164,064	$146,097	$—	$146,097	$136,585	$—	$136,585
Less: Total cost of revenues	43,176	(1,063)	42,113	38,921	(1,248)	37,673	33,190	(348)	32,842

Gross profit	$120,888	1,063	121,951	$107,176	$1,248	$108,424	$103,395	$348	$103,743

Gross margin	74%		74%	73%		74%	76%		76%

Operating expenses	$55,646	(5,498)	50,148	$56,010	$(5,205)	$50,805	$50,802	$(4,136)	$46,666

Operating profit	$65,242	6,561	71,803	$51,166	$6,453	$57,619	$52,593	4,484	57,077

Operating margin	40%		44%	35%		39%	39%		42%

Income tax expense / (benefit)	$11,340	(733)	10,607	$6,329	$(624)	$5,705	$7,022	—	7,022

Net income before Non-Controlling Interest	$54,013	7,294	61,307	$45,465	$7,077	$52,542	$47,080	4,484	51,564

Net income attributable to Sohu.com Inc. for basic net income per share	$41,009	6,780	47,789	$33,453	$6,511	$39,964	$37,354	$3,567	$40,921

Net income attributable to Sohu.com Inc. for diluted net income per share (b)	$38,654	6,498	45,152	$31,265	$6,187	$37,452	$34,405	$3,001	$37,406

Diluted net income per share attributable to Sohu.com Inc.	$1.01		1.16	$0.82		$0.96	$0.88		0.96

Shares used in computing diluted net income per share attributable to Sohu.com Inc.	38,377		39,019	38,289		39,037	39,082		39,129

Note:

(a)	To eliminate the impact of share-based awards as measured using the fair value method.
(b)	To adjust Sohu’s economic interest in Changyou under the treasury stock method.

SOHU.COM INC.

RECONCILIATIONS TO UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

NON-GAAP NET INCOME EXCLUDING IMPACT OF SHARE-BASED AWARDS

	Nine Months Ended Sep. 30, 2010			Nine Months Ended Sep. 30, 2009
	GAAP	Non-GAAP Adjustments (a)	Non-GAAP	GAAP	Non-GAAP Adjustments (a)	Non-GAAP
Advertising revenues	$163,849	—	163,849	$136,820	$—	$136,820
Less: Cost of advertising revenues	73,018	(3,196)	69,822	50,504	(671)	49,833

Advertising gross profit	$90,831	3,196	94,027	$86,316	$671	$86,987

Advertising gross margin	55%		57%	63%		64%

Online games revenues	$235,416	—	235,416	$196,887	$—	$196,887
Less: Cost of online games revenues	20,929	(150)	20,779	12,086	(267)	11,819

Online games gross profit	$214,487	150	214,637	$184,801	$267	$185,068

Online games gross margin	91%		91%	94%		94%

Wireless and others revenues	$40,350	—	40,350	$45,701	$—	$45,701
Less: Cost of wireless and others revenues	20,976	—	20,976	26,972	(12)	26,960

wireless and others gross profit	$19,374	—	19,374	$18,729	$12	$18,741

wireless and others gross margin	48%		48%	41%		41%

Total revenues	$439,615	—	439,615	$379,408	$—	$379,408
Less: Total cost of revenues	114,923	(3,346)	111,577	89,562	(950)	88,612

Gross profit	$324,692	3,346	328,038	$289,846	$950	$290,796

Gross margin	74%		75%	76%		77%

Operating expenses	$160,174	(16,196)	143,978	$138,693	$(12,435)	$126,258
Operating profit	$164,518	19,542	184,060	$151,153	13,385	164,538

Operating margin	37%		42%	40%		43%

Income tax expense	$25,632	(1,888)	23,744	$21,577	—	21,577

Net income before Non-Controlling Interest	$140,799	21,430	162,229	$133,990	13,385	147,375

Net income attributable to Sohu.com Inc. for basic net income per share	$104,653	19,515	124,168	$115,484	11,016	126,500

Net income attributable to Sohu.com Inc. for diluted net income per share (b)	$97,846	18,527	116,373	$109,876	9,611	119,487

Diluted net income per share attributable to Sohu.com Inc.	$2.55		2.98	$2.82		3.06

Shares used in computing diluted net income per share attributable to Sohu.com Inc.	38,370		39,045	38,985		39,082

Note:

(a)	To eliminate the impact of share-based awards as measured using the fair value method.
(b)	To adjust Sohu’s economic interest in Changyou under the treasury stock method.
(c)	Certain amounts from prior periods have been reclassified to conform with current period presentation.